Exhibit 99.1

            Porter Bancorp Declares Cash Dividend of $0.20 Per Share

     LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 26, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.20 per share. The dividend will be payable on April 3, 2007, to shareholders of record as of March 15, 2007.

     "Our cash dividend is an important part of building long-term shareholder value," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "The current yield on our dividend is about 3.5% based on the annualized dividend rate of $0.80 per share and our recent stock price."

     About Porter Bancorp, Inc.

     Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 12 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky, and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."


     CONTACT: Porter Bancorp, Inc.
              Maria L. Bouvette, 502-499-4800
              President & CEO